Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clean Energy Fuels Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-145434, 333-150331, 333-152306, 333-156776, 333-159799, 333-160241, 333-164301, 333-168433, 333-171957, 333-174989, 333-177043, 333-178877, 333-179223, 333-186705, 333-187085, 333-187456, 333-189925, 333-190536, 333-192221, 333-193243, 333-201379, 333-206121, 333-208868, and 333-211934) on Form S-3 and Form S-8 of Clean Energy Fuels Corp. and subsidiaries of our report dated March 10, 2020, with respect to the consolidated balance sheets of Clean Energy Fuels Corp. as of December 31, 2018 and 2019, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Clean Energy Fuels Corp.

Our report dated March 10, 2020 refers to a change in the Company’s method of accounting for leases in fiscal 2019 due to the adoption of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Irvine, California

March 10, 2020